UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2020

CALADRIUS BIOSCIENCES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-33650 (Commission File Number)	22-2343568 (IRS Employer Identification No.)

110 Allen Road, Second Floor, Basking Ridge, NJ 07920
(Address of Principal Executive Offices)(Zip Code)

(908) 842-0100
Registrant's Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	CLBS	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01    Entry into a Material Definitive Agreement.

Private Placement

On July 10, 2020, Caladrius Biosciences, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with certain accredited investors (the “Purchasers”). Pursuant to the terms of the Purchase Agreement, the Company agreed to sell to the Purchasers an aggregate of (i) 969,694 shares (the “Shares”) of its common stock, par value $0.001 per share (the “Common Stock”) and (ii) warrants to purchase up to an aggregate of 484,847 shares of Common Stock (the “Warrants”), at a purchase price equal to $2.0625 per share and accompanying Warrant. The Warrants are exercisable immediately upon issuance and will expire five and one-half years from the issuance date.

The Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), termination provisions, and other obligations and rights of the parties. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

In connection with the offering, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Purchasers, pursuant to which the Company is obligated, among other things, to (i) file a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) following the closing of the offering for purposes of registering the Shares and the shares of Common Stock issuable upon the exercise of the Warrants (the “Warrant Shares”) for resale by the Purchasers, (ii) use its commercially reasonable efforts to have the registration statement declared effective promptly after filing, and in any event no later than 90 days after the closing of the offering (or 120 days after the closing of the offering if the registration statement is reviewed by the SEC), and (iii) maintain the registration until all registrable securities (a) have been sold pursuant to the registration statement or Rule 144 or (b) may be sold pursuant to Rule 144 under the Securities Act, without restriction as to volume. The Registration Rights Agreement contains customary terms and conditions for a transaction of this type, including certain customary cash penalties on the Company for its failure to satisfy specified filing and effectiveness time periods.

The offering is exempt from registration pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) the Securities Act and Regulation D under the Securities Act. The Shares, the Warrants and the Warrant Shares being sold and issued in connection with the Purchase Agreement are not registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from the registration requirements. Each purchaser will be an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act. The Warrants are not and will not be listed for trading on any national securities exchange.

The net proceeds to the Company from the private placement are expected to be approximately $1.98 million, after deducting estimated offering expenses payable by the Company. The private placement is expected to close on or about July 13, 2020, subject to satisfaction of customary closing conditions.

The foregoing descriptions of the Purchase Agreement, the Registration Rights Agreement and the Warrants are not complete and are qualified in their entireties by reference to the full text of the forms of Purchase Agreement, Registration Rights Agreement and Warrant, copies of which are attached to this report as Exhibits 10.1, 10.2 and 4.1, respectively.

Item 3.02    Unregistered Sales of Equity Securities.

The disclosures in Item 1.01 of this Form 8-K regarding the private placement are incorporated by reference into this Item 3.02.
Item 9.01    Financial Statements and Exhibits.

Exhibit No.	Description
4.1	Form of Warrant
10.1	Form of Purchase Agreement
10.2	Form of Registration Rights Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALADRIUS BIOSCIENCES, INC.

By: /s/ David J. Mazzo
Name: David J. Mazzo, PhD
Title: President and Chief Executive Officer
Dated: July 10, 2020